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                                                                     EXHIBIT 8.1
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                [LETTERHEAD OF SQUIRE, SANDERS & DEMPSEY L.L.P.]

                                  August 2, 2000



Sky Financial Group, Inc.
221 South Church Street
Bowling Green, Ohio 43042

Sky Financial Capital Trust I
221 South Church Street
Bowling Green, Ohio 43402

         Re:   Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as special tax counsel to Sky Financial Group, Inc., an Ohio corporation ("Sky Financial"), and Sky Financial Capital Trust I, a business trust formed under the Business Trust Act of the State of Delaware (the "Trust"), in connection with the exchange offer registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") for the purpose of (i) registering under the Securities Act of 1933, as amended (the "Securities Act"), (a) the guarantee by the Corporation of up to 60,000 of the Trust's 9.34% Capital Securities, Series B, liquidation amount of $1,000 per capital security (the "Exchange Capital Securities") with respect to distributions and payments upon liquidation, redemption and otherwise (the "Exchange Guarantee"), (b) up to $60,000,000 principal amount of 9.34% Junior Subordinated Deferrable Interest Debentures due May 1, 2030, Series B (the "Exchange Junior Subordinated Debentures") issued by Sky Financial and (c) an aggregate of up to 60,000 9.34% Exchange Capital Securities (liquidation amount of $1,000 per security) of the Trust, and (ii) exchanging (such event, the "Exchange") (a) the Exchange Guarantee for the previously issued guarantee, (b) the Exchange Junior Subordinated Debentures for the previously issued junior subordinated debentures (the "Original Junior Subordinated Debentures") and (c) the Exchange Capital Securities for the previously issued 9.34% Capital Securities, Series A, liquidation amount of $1,000 per capital security (the "Original Capital Securities"). Capitalized terms used and not defined herein shall have the respective meanings set forth in the Registration Statement.




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Sky Financial Group, Inc.
Sky Financial Capital Trust I
August 2, 2000
Page 2 of 3


         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the certificate of trust of the Trust filed with the Secretary of State of the State of Delaware on March 22, 2000; (ii) the Amended and Restated Declaration of Trust (including the designations of the terms of the Trust Securities annexed thereto), dated March 31, 2000 (the "Declaration"), by and among Sky Financial, as Sponsor, Wilmington Trust Company, as Property Trustee and the Delaware Trustee, and W. Granger Souder, Jr., Kevin T. Thompson and Michael R. Moore (collectively, the "Administrative Trustees"); (iii) the form of certificates evidencing the Original Capital Securities and the Exchange Capital Securities and annexed to the Declaration; (iv) the Registration Rights Agreement, dated March 28, 2000, by and among Sky Financial, the Trust and the Initial Purchaser; (v) the Indenture and the form of certificate evidencing the Original Junior Subordinated Debentures and the Exchange Junior Subordinated Debentures; and
(vi) the Exchange Guarantee Agreement, by and between Sky Financial, as guarantor, and Wilmington Trust Company for the benefit of the holders of the Exchange Capital Securities. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In rendering the opinions expressed below, we have participated in the preparation of the Registration Statement. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by the officers of Sky Financial and others. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the issuance of the Exchange Capital Securities and the Exchange Junior Subordinated Debentures will be consummated in the manner contemplated by the Registration Statement.

         In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions and Internal Revenue Service rules, all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclusions. There can a no assurance, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

         Based solely upon the foregoing, we are of the opinion that under current federal income tax law, as of the date hereof:

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Sky Financial Group, Inc.
Sky Financial Capital Trust I
August 2, 2000
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         (i)      although the discussion set forth in the Registration
                  Statement under the heading "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" does not purport to discuss all possible federal income tax consequences of the Exchange and the ownership and disposition of the Exchange Capital Securities or the Exchange Junior Subordinated Debentures, such discussion constitutes, in all material respects, a fair and accurate summary under current law of the material federal income tax consequences of such matter; and

         (ii) The Exchange will not be a taxable event to the holders of the Original Capital Securities for federal income tax purposes.

         For purposes of this letter, we do not express any opinion concerning any law other than the federal income tax law of the United States. Furthermore, our opinion is limited solely to the specific questions and conclusions set forth herein and we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the issuance of the Exchange Junior Subordinated Debentures and the Exchange Capital Securities or of any transaction related to or contemplated by such issuance.

         We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion letter is rendered for the benefit of the Sky Financial, the Trust and the holders of the Exchange Capital Securities. Copies of this opinion letter may not be furnished to any other person, nor may any portion of this opinion be quoted, circulated or referred to in any other document, without our prior written consent.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the prospectus which is part of the Registration Statement.

                                          Very truly yours,



                                          /s/ Squire, Sanders & Dempsey L.L.P.